BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON JUNE 29, 2017

1.            Date, Time and Place: Held on June 29, 2017, at 09:00 hours, in the office of BRF S.A. (“Company”), located at Avenida Engenheiro Bilings, N° 1.729, in São Paulo City, São Paulo state.

2.   Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack

3.           Summons and Presence: The summons was duly made within the terms of article 21 of the Company Bylaws, with the presence of all members of the Board of Directors: Abilio dos Santos Diniz, Carlos da Costa Parcias Jr., Flavia Buarque de Almeida, Francisco Petros Oliveira Lima Papathanasiadis, José Aurélio Drummond Jr., José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Marcos Guimarães Grasso, Walter Fontana Filho and Walter Malieni Jr. The following were also invited to take part in line with the items on the Agenda: Alexandre Almeida, Ana Luísa Rovai, Andelaney dos Santos, Elcio Mitsuhiro Ito, Fabrício Delgado, Hélio Rubens, Jorge Lima, José Roberto P. Rodrigues, Leonardo Byrro, Patrício Rohner, Pedro de Andrade Faria, Pedro Navio and Simon Cheng.

4.           Agenda: (i) Proposal to alter the organizational structure; (ii) Election of statutory directors; and (iii) Alterations in the Policy of Disclosing Material Acts or Facts and Trading of Securities.

5.   Resolutions: The members of the Board of Directors discussed the items on the Agenda and made the following resolutions:

5.1.      Proposal to Alter the Organizational Structure. The Company´s new organizational structure was presented, drawn up based on the projects which outside consultants have been working on in recent months. The People, Organization and Culture Committee recommended that the material be approved. The Board of Directors approved the material unanimously.

5.2.      Election of Statutory Directors. In line with the recommendation of the People, Organization and Culture Committee, the members of the Board of Directors unanimously approved the election of Mr. Alexandre Moreira Martins de Almeida, Brazilian citizen, married, bearer of National Identity Number (RG) MG-1516659 (SSP/MG) and registered in the tax roll (CPF/MF) under number 638.997.606-20; and Mr. Andelaney Carvalho dos Santos, Brazilian citizen, divorced, administrator, bearer of National Identity Number (RG) 6085676 (IFP/RJ) and registered in the tax roll (CPF/MF) under number 960.933.747-34; both resident and domiciled in São Paulo City, São Paulo state, with professional address at Rua Hungria Nº 1.400, 5th floor, São Paulo City, São Paulo state, for the positions of Vice-Presidents of the Company, with terms of office coinciding with those of the Company´s other statutory directors, ending on July 11, 2018.

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BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON JUNE 29, 2017

The Vice-Presidents hereby elected took office by signing: (i) the respective Terms of Office, to be registered in the Company records within the terms of article 149 of Law number 6.404, of December 15, 1976, as amended (“Business Corporations Law”); (ii) the respective declarations referred to in the Brazilian Securities and Exchange Commission Instruction number 367, of May 29, 2002; and (iii) the respective Terms de Agreement with the Regulations of the Novo Mercado segment of the BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros.

The Vice-Presidents hereby elected declared that to all ends and purposes and under penalty of law, they are not prevented from exercising the administration of the Company, by special law, or as a result  of criminal conviction, or are under the effects of criminal convictions, which would prevent them, albeit temporarily, from having access to public positions; or for bankruptcy offenses, betrayal of trust, bribery or subornment, graft, peculation, or operating against the public economy, the national financial system, anti-trust regulations, consumer relations, public faith, or property.

As a result  of the elections hereby approved, the Company´s Executive Board now consists of the following members, all of whom have terms of office ending on July 11, 2018: (i) Global Chief Executive Officer, Chief Financial Officer and Investor Relations Director: Mr. Pedro de Andrade Faria, Brazilian citizen, married, company administrator, registered in the tax roll (CPF/MF) under number 271.782.078-76 and bearer of National Identity Number (RG) 22.265.414-4 (SSP/SP); (ii)  Vice-Presidents; (a) Mr. Hélio Rubens Mendes dos Santos Júnior, Brazilian citizen, married, engineer, registered in the tax roll (CPF/MF) under number 472.238.200-04 and bearer of National Identity Number (RG)  5.056.775-6 (SSP/SC); (b) Mr. José Roberto Pernomian Rodrigues, Brazilian citizen, married, lawyer, registered in the tax roll (CPF/MF) under number 058.787.588-73 and bearer of National Identity Number (RG) 19.329.278-6 (SSP/SP); (c) Mr. Leonardo Almeida Byrro, Brazilian citizen, married, engineer, registered in the tax roll (CPF/MF) under number 269.275.368-25 and bearer of National Identity Number (RG)  20.477.845-1 (SSP/SP); (d) Mr. Alexandre Moreira Martins de Almeida, Brazilian citizen, married, engineer, bearer of National Identity Number (RG) MG- 1516659 (SSP/MG) registered in the tax roll (CPF/MF) under number 638.997.606-20; and (e) Mr. Andelaney Carvalho dos Santos, Brazilian citizen, divorced, administrator, bearer of National Identity Number (RG)  6085676 (IFP/RJ) and  registered in the tax roll (CPF/MF) under number 960.933.747-34, all resident and domiciled in the São Paulo City, São Paulo state, with a professional address at Rua Hungria 1.400, 5th floor, in São Paulo City, São Paulo state.

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BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON JUNE 29, 2017

5.3.      Alterations in the Policy of Disclosing Material Acts or Facts and Trading of Securities. In line with the recommendation of the Finance, Governance and Sustainability Committee, the members of the Board of Directors unanimously approved the alterations to the Policy of Disclosing Material Acts or Facts and Trading of Securities of the Company, which will come into force from this date.

The Company Directors are subsequently authorized to undertake all and any acts and sign all and any documents needed for the implementation of the resolutions hereby approved.

5.     Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors and/or information presented during the meeting were filed at the Company´s head office.

6.           Approval and Signing of the Minutes: There being no further matters to be discussed, the Chairman declared the meeting suspended while the present minutes were drawn up in summary form and then read, approved and signed by everyone present. Signatures: Presiding Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack – Secretary. Members: Abilio dos Santos Diniz, Carlos da Costa Parcias Jr., Flavia Buarque de Almeida, Francisco Petros Oliveira Lima Papathanasiadis, José Aurélio Drummond Jr., José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Marcos Guimarães Grasso, Walter Fontana Filho and Walter Malieni Jr.

I hereby certify that the present minutes are an accurate copy of the original which is filed in Book No. 5, pages 150 and 152 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

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BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON JUNE 29, 2017

Larissa Brack

Secretary to the Presiding Board

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